Exhibit 5

[Hogan & Hartson MNP Letterhead]

         October 5, 2006

Flamel Technologies S.A.
Parc Club du Moulin à Vent
33, avenue du Docteur Georges Lévy
69693 Vénissieux
France

Ladies and Gentlemen:

          We are acting as counsel to Flamel Technologies S.A., a stock corporation (société anonyme) organized under the laws of the Republic of France (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”), relating to the proposed offering of up to 150,000 ordinary shares of the Company (the “Shares”), nominal value 0.122 euro per share, which may be issued upon the exercise of up to 150,000 warrants (the “Warrants”) authorized by the Company’s shareholders. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. section 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined the following documents:

1.	A photocopy of the Registration Statement to be filed with the Commission.

2.	A photocopy of the eleventh resolution of the combined ordinary and extraordinary general meeting of the shareholders (assemblée générale mixte) held on June 12, 2006 authorizing the board of directors of the Company to issue up to 150,000 Warrants, as certified by the Chief Executive Officer (Directeur Général) of the Company on the date hereof as being complete, accurate and in effect.

3.	The special report of the statutory auditor (commissaire aux comptes) of the Company relating to the issuance of the Warrants without preferential subscription right (rapport du commissaire aux comptes sur l’émission des bons autonomes de souscription avec suppression du droit préférentiel de souscription) dated May 23, 2006, submitted to the combined ordinary and extraordinary general meeting of the shareholders (assemblée générale mixte) held on June 12, 2006.

4.	A photocopy of the by-laws (statuts) of the Company, as amended as of March 2, 2006, as certified by the Chief Executive Officer (Directeur Général) of the Company on the date hereof as being complete, accurate and in effect.

5.	A photocopy of an extract of the minutes of a meeting of the board of directors of the Company, held on June 12, 2006, relating to the issuance of a maximum of 125,000 Warrants, as certified by the Chief Executive Officer (Directeur Général) of the Company on the date hereof as being complete, accurate and in effect.

6.	An Extrait K-bis of the registration of the Company with the Registry of Commerce and Companies (Registre du Commerce et des Sociétés) in Lyon, France, dated September 22, 2006.

7.	A certificate of the Financial Officer of the Company, dated October 5, 2006.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, the conformity to authentic originals of all documents submitted to us as copies (including telecopies), that the by-laws and the Extrait K-bis are complete, accurate and in effect on the date hereof, that the combined extraordinary and ordinary general meeting of the shareholders held June 12, 2006 and the relevant meetings of the board of directors of the Company have been duly convened and held, that all the resolutions adopted at such meetings were duly adopted and that the minutes of such meetings accurately reflect the business carried out and generally that all formalities required to be fulfilled prior to the convening of the extraordinary and ordinary general meeting of the shareholders of the Company and meetings of the board of directors of the Company have been fulfilled. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the laws of the Republic of France. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “the laws of the Republic of France” includes the applicable laws and regulations of the Republic of France as in effect on the date hereof.

          Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered against payment thereof in accordance with the authorization of the shareholders of the Company referred to in paragraph 2 above, the board of directors taking such actions as shall be required to cause the Warrants and the Shares to be issued, the decisions of the board of directors of the Company, the by-laws and the then applicable law, will be validly issued, fully paid, and nonassessable.

          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON MNP